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For Immediate Release


August 21, 1996


Contact:                   A. Douglas Haynes                  Dean Painter
                           Public Affairs                     Chairman
                           Centura                            CLG
                           (919) 977-8429                     (919) 872-7920
                           dhaynes@centura.com



CENTURA ACQUIRES TECHNOLOGY LEASING COMPANY


         ROCKY MOUNT, N.C. -- Centura Banks Inc. (NYSE:CBC) announced today it has reached agreement to purchase CLG Inc., a privately owned company that specializes in leasing computer and technology equipment to companies throughout the United States. Based in Raleigh, N.C., CLG also has offices in Charlotte and Wilmington, N.C., Columbus, Ga., and Dallas, Texas.
         "This is an opportunity to diversify our income stream by acquiring a highly profitable financial services company with a strong niche and significant growth potential," said Robert R. Mauldin, chairman and chief executive of Centura. "We are enthusiastic about the added value this acquisition brings our shareholders, and is a symbol of our commitment to acquiring nontraditional financial companies that make strategic and economic sense."

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         Mauldin said the deal would add economic value for Centura shareholders in the first year. Technology leasing is generally considered the most attractive growth market for leasing, with the greatest growth in client/server and networking system leases and personal computers. Centura has made large investments in these technologies recently, and Mauldin said Centura is convinced the cost of these investments can be reduced by dealing with a knowledgeable leasing company. The market is so strong that CLG doubled its lease volume for the first six months of 1996 compared to the same period last year.
         "Technology is changing so fast that our clients prefer to lease so they can take advantage of new technologies faster with a minimum of initial capital outlay," said CLG Chairman Dean Painter, who will continue to run the company for Centura with CLG President Eddie Lee. "This partnership with Centura will allow us to be more competitive and grow faster in a market with outstanding potential."
         Centura expects CLG to complement existing lines of business and create considerable financial synergy. Mauldin believes Centura will be successful in introducing technology leasing services to its clients while introducing CLG clients to Centura's other financial services. The company will operate as a subsidiary of Centura Bank and will remain independent from Centura's existing leasing division.
          "We have had a relationship with CLG and its management for more than 15 years and have a great deal of respect for their expertise in the computer and technology leasing field," Mauldin said. "They know how to buy equipment at the right price, lease the latest equipment to companies who want to be on the leading edge, and they are highly successful at re-leasing pre-owned technology as well."

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         Neither party disclosed terms of the agreement.
         The announcement marks Centura's second recent venture outside of traditional financial services. Last month, Centura announced an agreement to acquire a 49 percent stake in First Greensboro Home Equity, a mortgage lending company with offices in 31 states.
         With assets of $5.8 billion, Centura provides a complete line of banking, investment, insurance and trust services to individuals and businesses throughout North Carolina. It provides services through 155 financial centers, more than 200 ATMs at financial centers, Wal-Mart and Sam's stores, the Centura Highway telephone banking center and Quicken and Microsoft Money, the leading personal finance software packages. Centura is opening 33 bank offices in Hannaford supermarkets in the Carolinas and Virginia by the end of 1997.

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